Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Interest of Experts” on Form 40-F filed with the United States Securities and Exchange Commission of our reports dated August 14, 2019, with respect to the consolidated statements of financial position of Just Energy Group Inc. (the “Company”) as at March 31, 2019 and 2018, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 2019, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2019.

We also consent to the incorporation by reference of our reports dated August 14, 2019 in the Registration Statements on Form S-8 (No. 333-208131), Form S-8 (333-200194), Form S-8 (No. 333-183954), Form F-10 (No. 333-222141), Form F-3D (No. 333-188184), with respect to the consolidated statements of financial position of the Company as at March 31, 2019 and 2018, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity (deficiency) and cash flows for each of the years in the two-year period ended March 31, 2019, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2019.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 20, 2019